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                                                                     EXHIBIT (5)

            [MILLER, CANFIELD, PADDOCK AND STONE, P.L.C. LETTERHEAD]

                                  May 8, 1996

United Bancorp, Inc.
205 East Chicago Blvd.
Tecumseh, Michigan 49286

Gentlemen:

         With respect to the registration statement on Form S-8 (the "Registration Statement") being filed today with the Securities and Exchange Commission (the "Commission") by United Bancorp, Inc., a Michigan corporation (the "Company"), for the purpose of registering under the Securities Act of 1933, as amended (the "Act"), 20,000 shares of the common stock, no par value, of the Company (the "Registered Shares") that may be acquired under and pursuant to the United Bancorp, Inc. Director Retainer Stock Plan (the "Plan") by Plan participants, we, as your counsel, have examined such certificates, instruments, and documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of this opinion, and, on the basis of such examination and review, we advise you that, in our opinion:

         1.      The Registered Shares have been legally authorized.

         2. When the Registration Statement has become effective and any newly issued Registered Shares have been sold in accordance with the Plan and paid for, said newly issued Registered Shares will be validly issued, fully paid, and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.


                  Very truly yours,

                  MILLER, CANFIELD, PADDOCK AND STONE, P.L.C.